Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

August 6, 2013

DIRECTV

DIRECTV Holdings LLC

DIRECTV Financing Co., Inc.

2260 East Imperial Highway

El Segundo, California 90245

Re:          Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to DIRECTV Holdings LLC and DIRECTV Financing Co., Inc. (the “Issuers”) and DIRECTV, DIRECTV Customer Services Inc., DIRECTV Enterprises, LLC, DIRECTV Home Services, LLC, DIRECTV Merchandising, Inc., DIRECTV, LLC and LABC Productions, LLC (collectively, the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer, issuance and sale from time to time of an indeterminate number of (i) senior debt securities (the “Debt Securities”) and (ii) guarantees of the Debt Securities (“Guarantees” and, together with the Debt Securities, the “Securities”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, (ii) the prospectus contained in the Registration Statement (the “Prospectus”); (iii) the Indenture dated as of September 14, 2012, as supplemented and amended as of the date hereof (the “Indenture”) among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”); (iv) the form of Debt Securities included in the Indenture and (v) the form of notation of guarantee included in the Indenture, and such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers and the Guarantors.

Based on and subject to the foregoing and assuming (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Securities are offered or issued as contemplated in the Registration Statement; (ii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the applicable definitive underwriting or similar agreement; (iii) any legally required consents, approvals, authorizations or orders of the Commission and any other regulatory authority will have been obtained; (iv) the terms of any Securities and their issuance and sale will have been duly established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Issuers and the Guarantors, and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Issuers and the Guarantors; (v) a definitive underwriting or similar agreement and any other necessary agreement with respect to any Securities will have been duly authorized and validly executed and delivered by the Issuers and the Guarantors and the other party or parties thereto and (vi) the Trustee will validly exist and have the requisite corporate power to enter into and perform its obligations under the Indenture and any supplemental indenture relating to the Debt Securities, we are of the opinion that:

1.             Debt Securities.    Assuming that the issuance and terms of any Debt Securities and the terms of the offering thereof have been duly authorized by the Issuers and the Trustee, when: (i) the terms of such Debt Securities to be issued under the Indenture and any applicable supplemental indenture and the terms of their issuance and sale have been duly established in conformity with such Indenture and such supplemental indenture; (ii) such Indenture and such supplemental indenture have been duly authorized, executed and delivered; (iii) the Indenture and supplemental indentures constitute legal, valid and binding obligations of the Trustee, enforceable against it in accordance with their terms; and (iv) such Debt Securities have been duly executed and authenticated in accordance with the Indenture and any applicable supplemental indenture and issued and sold as contemplated in the Registration Statement and any prospectus supplement relating thereto, and in accordance with any applicable underwriting or similar agreement approved by the Issuers’ boards of directors, then such Debt Securities will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

2.             Guarantees.    Assuming that the issuance and terms of the Guarantees and the terms of the offering thereof have been duly authorized, when: (i) the terms of such Guarantees to be issued under the Indenture and any applicable supplemental indenture and the terms of their issuance and sale have been duly established in conformity with such Indenture and such supplemental indenture; and (ii) such Guarantees have been duly executed and delivered in accordance with the Indenture and any applicable supplemental indenture and issued and sold as contemplated in the Registration Statement and any prospectus supplement relating thereto, and in accordance with any applicable underwriting or similar agreement approved by the Guarantors’ boards of directors, then the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against each such Guarantor in accordance with their terms.

The opinions expressed above are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity.

The opinions expressed herein are limited to the laws of the State of New York and the corporate and limited liability company laws of the State of Delaware and the State of California, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP